Exhibit 4.65

NEITHER THIS SECURITY NOR THE SECURITIES FOR WHICH THIS SECURITY IS EXERCISABLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. THIS SECURITY AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY SUCH SECURITIES.

ORDINARY SHARE PURCHASE WARRANT

HUB CYBER SECURITY LTD.

Initial Warrant Shares: [                  ]

Issue Date: February __, 2025 (the “Issue Date”)

THIS ORDINARY SHARE PURCHASE WARRANT (the “Warrant”) certifies that, for value received, [Insert the Holder’s name], a [__________] or its assignees or successors (each, the “Holder”), is entitled, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, at any time on or after the Issue Date, and on or prior to 5:00 p.m. (New York City time) on February __, 2030 (the “Termination Date”) but not thereafter, to subscribe for and purchase from HUB Cyber Security Ltd., an Israeli corporation (the “Company”), up to [_________] Ordinary Shares of the Company (the “Initial Warrant Shares”) (the Initial Warrant Shares, as subject to adjustment and supplements pursuant this Warrant, including, among others, by any grant of Additional Warrant Shares, the “Warrant Shares”). The purchase price of one share of Ordinary Shares under this Warrant shall be equal to the applicable Exercise Price, as defined in SECTION 2 of Article II.

ARTICLE I. DEFINITIONS

SECTION 1. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in that certain Loan Agreement (the “Loan Agreement”), dated February __, 2025, by and between the Company and Julestar LLC.

(a) “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in the City of Tel Aviv, Israel are authorized or required by law to remain closed.

(b) “Trading Day” means a day on which the principal Trading Market is open for trading.

(c) “Trading Market” means any of the following markets or exchanges on which the Ordinary Shares is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, the OTCQB or the OTCQX Market (or any successors to any of the foregoing).

(d) “Transfer Agent” means Equiniti Trust Company, LLC, the current transfer agent of the Company, with a mailing address of 1 United Lane, Teterboro, NJ, 07608, and any successor transfer agent of the Company.

ARTICLE II. EXERCISE.

SECTION 1. Exercise of Warrant. Exercise of the purchase rights represented by this Warrant may be made, in whole or in part, at any time or times on or after the Issue Date and on or before the Termination Date by delivery to the Company of a duly executed PDF copy submitted by e-mail (or e-mail attachment) of the Notice of Exercise in the form annexed hereto as Exhibit A (the “Notice of Exercise”). Within one (1) Trading Day following the date of exercise of this Warrant as aforesaid, the Holder shall deliver the aggregate Exercise Price for the shares specified in the applicable Notice of Exercise by wire transfer or cashier’s check drawn on a United States bank unless the cashless exercise procedure specified in SECTION 3 of Article II below is specified in the applicable Notice of Exercise. No ink-original Notice of Exercise shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Exercise be required. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Warrant to the Company until the Holder has purchased all of the Warrant Shares available hereunder and the Warrant has been exercised in full, in which case, the Holder shall surrender this Warrant to the Company for cancellation as soon as reasonably practicable of the date on which the final Notice of Exercise is delivered to the Company. Partial exercises of this Warrant resulting in purchases of a portion of the total number of Warrant Shares available hereunder shall have the effect of lowering the outstanding number of Warrant Shares purchasable hereunder in an amount equal to the applicable number of Warrant Shares purchased. The Holder and the Company shall maintain records showing the number of Warrant Shares purchased and the date of such purchases. The Holder and any assignee, by acceptance of this Warrant, acknowledge and agree that, by reason of the provisions of this paragraph, following the purchase of a portion of the Warrant Shares hereunder, the number of the remaining Warrant Shares available for purchase hereunder at any given time may be less than the amount stated on the face hereof.

SECTION 2. Exercise Price. The exercise price per share of Ordinary Shares under this Warrant for the Initial Warrant Shares shall be $0.50 (the “Initial Warrant Shares Exercise Price”) and the exercise price per share of Ordinary Shares under this Warrant for the Additional Warrant Shares shall be calculated in accordance with the Loan Agreement (the “Additional Warrant Shares Exercise Price”), and in each case the Initial Warrant Shares Exercise Price and the Additional Warrant Shares Exercise Price shall be subject to adjustment hereunder and/or under the Loan Agreement. The Initial Warrant Shares Exercise Price and the Additional Warrant Shares Exercise Price are referred to collectively herein as the “Exercise Price”.

SECTION 3. Cashless Exercise. This Warrant may also be exercised, for up to 50% of the Warrant Shares (including Warrant Shares that are canceled pursuant to cashless exercises) (unless the Company, in its sole discretion, consents to a greater percentage of Warrant Shares), by means of a “cashless exercise” in which the Holder shall be entitled to receive a number of Warrant Shares equal to the quotient obtained by dividing [(A-B) multiplied by (X)] by (A), where:

(A)	=	the VWAP on the full Trading Day immediately preceding the delivery of the applicable Notice of Exercise;

(B)	=	the applicable Exercise Price with respect to the Warrant Shares being purchased, as adjusted hereunder; and

(X)	=	the number of Warrant Shares that would be issuable upon exercise of this Warrant in accordance with the terms of this Warrant if such exercise were by means of a cash exercise rather than a cashless exercise.

If Warrant Shares are issued in such a cashless exercise, the parties acknowledge and agree that in accordance with Section 3(a)(9) of the Securities Act or Rule 144 promulgated thereunder, the holding period of the Warrant Shares being issued may be tacked on to the holding period of this Warrant.  The Company agrees not to take any position contrary to this SECTION 3 of ARTICLE II.

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Ordinary Shares are then listed or quoted on a Trading Market, the daily volume weighted average price of the Ordinary Shares for such date (or the nearest preceding date) on the Trading Market on which the Ordinary Shares is then listed or quoted as reported by Bloomberg (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b)  if the Ordinary Shares are not then listed or quoted for trading on a Trading Market, the prices for the Ordinary Shares are then reported on the Pink Open Market (“Pink Market”) operated by the OTC Markets, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Ordinary Shares so reported, or (c) in all other cases, the fair market value of a share of Ordinary Shares as determined by an independent appraiser selected in good faith by the Holders of a majority in interest of the Warrants then outstanding and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

SECTION 4. Mechanics of Exercise.

(a) Delivery of Warrant Shares Upon Exercise. The Company shall cause the Warrant Shares purchased hereunder to be transmitted by the Transfer Agent to the Holder by crediting the account of the Holder’s or its designee’s balance account with The Depository Trust Company through its Deposit or Withdrawal at Custodian system (“DWAC”) if the Company is then a participant in such system and either (A) there is an effective registration statement permitting the issuance of the Warrant Shares to or resale of the Warrant Shares by the Holder or (B) the Warrant Shares are eligible for resale by the Holder without volume or manner-of-sale limitations pursuant to Rule 144 (assuming cashless exercise of the Warrants), and otherwise by physical delivery of a certificate, registered in the Company’s share register in the name of the Holder or its designee, for the number of Warrant Shares to which the Holder is entitled pursuant to such exercise to the address specified by the Holder in the Notice of Exercise by the date that is one (1) Trading Day after the delivery to the Company of the Notice of Exercise (such date, the “Warrant Share Delivery Date”). Upon delivery of the Notice of Exercise, the Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised, irrespective of the date of delivery of the Warrant Shares, provided that payment of the aggregate Exercise Price (other than in the case of a cashless exercise) is received within one (1) Trading Day following delivery of the Notice of Exercise. If the Company fails for any reason to deliver to the Holder the Warrant Shares subject to a Notice of Exercise by the Warrant Share Delivery Date, the Company shall pay to the Holder, in cash, as liquidated damages and not as a penalty, for each $1,000 of Warrant Shares subject to such exercise (based on the VWAP of the Ordinary Shares on the date of the applicable Notice of Exercise), $5 per Trading Day (increasing to $10 per Trading Day on the fifth Trading Day after the Warrant Share Delivery Date) for each Trading Day after such Warrant Share Delivery Date until such Warrant Shares are delivered or Holder rescinds such exercise. The Company agrees to maintain a transfer agent that is a participant in the FAST program so long as this Warrant remains outstanding and exercisable. As used herein, “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Company’s primary Trading Market with respect to the Ordinary Shares as in effect on the date of delivery of the Notice of Exercise.

(b) Delivery of New Warrants Upon Exercise. If this Warrant shall have been exercised in part, the Company shall, at the request of a Holder and upon surrender of this Warrant, deliver to the Holder a new Warrant evidencing the rights of the Holder to purchase the unpurchased Warrant Shares called for by this Warrant, which new Warrant shall in all other respects be identical with this Warrant.

(c) Rescission Rights. If the Company fails to cause the Transfer Agent to transmit to the Holder the Warrant Shares pursuant to SECTION 4(a) of this Article II by three (3) Trading Days following the Warrant Share Delivery Date, then the Holder will have the right to rescind such exercise.

(d) No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such exercise, the Company shall, at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the applicable Exercise Price or round down to the next whole share.

(e) Charges, Taxes and Expenses. Issuance of Warrant Shares shall be made without charge to the Holder for any issue or transfer tax or other incidental expense in respect of the issuance of such Warrant Shares, all of which taxes and expenses shall be paid by the Company, and such Warrant Shares shall be issued in the name of the Holder or in such name or names as may be directed by the Holder; provided, however, that, in the event that Warrant Shares are to be issued in a name other than the name of the Holder, this Warrant when surrendered for exercise shall be accompanied by the Assignment Form attached hereto duly executed by the Holder and the Company may require, as a condition thereto, the payment of a sum sufficient to reimburse it for any transfer tax incidental thereto. The Company shall pay all Transfer Agent fees required for processing of any Notice of Exercise and all fees to the Depository Trust Company (or another established clearing corporation performing similar functions) required for electronic delivery of the Warrant Shares.

(f) No Violation. The Company shall take all such actions as may be necessary to ensure that all such Warrant Shares are issued without any rights of pre-emption in favor of any other person and without violation by the Company of any applicable law or governmental regulation or of any requirements of any domestic securities exchange upon which Ordinary Shares or other securities constituting Warrant Shares or into which such Warrant Shares may be converted or exchanged may be listed at the time of such exercise (except for official notice of issuance which shall be immediately delivered by the Company upon each such issuance).

(g) Closing of Books. The Company will not close its stockholder books or records in any manner which prevents the timely exercise of this Warrant, pursuant to the terms hereof.

SECTION 5. Holder’s Exercise Limitations. The Company shall not effect any exercise of this Warrant, and a Holder shall not have the right to exercise any portion of this Warrant, pursuant to this ARTICLE II or otherwise, to the extent that at such time or after giving effect to such issuance after exercise as set forth on the applicable Notice of Exercise, the Holder “holds” or would “hold” (as defined for purposes of the Israeli Companies Law, 1999) or “beneficially owns” or would “beneficially own” (as defined for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), directly or indirectly, in excess of the Ownership Limitation (as defined below).  For purposes of the foregoing sentence, the number of shares of Ordinary Shares held or beneficially owned, directly or indirectly, by the Holder shall include the number of shares of Ordinary Shares issuable upon exercise of this Warrant with respect to which such determination is being made, but shall exclude the number of shares of Ordinary Shares which would be issuable upon (i) exercise of the remaining, nonexercised portion of this Warrant owned, directly or indirectly, by the Holder and (ii) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any other Ordinary Shares Equivalents) subject to a limitation on conversion or exercise analogous to the limitation contained herein owned, directly or indirectly, by the Holder. The determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder) and of which portion of this Warrant is exercisable shall be in the sole discretion of the Holder, in each case subject to the Ownership Limitation, and the Company shall work, together with the Holder, to verify or confirm the accuracy of such determination. No prior inability to exercise or exchange this Warrant pursuant to this Section 5 shall have any effect on the applicability of the provisions of this Section 5 with respect to any subsequent determination of exercisability or exchangeability. For the purposes of this Section 6, all determinations and calculations (including, without limitation, with respect to calculations of percentage of holdings and beneficial ownership) shall be determined in accordance with the Israeli Companies Law, 1999 and with the Exchange Act, respectively, and the rules and regulations promulgated thereunder; in the event of a conflict between such two laws, the stricter one shall govern. For purposes of this SECTION 5, in determining the number of outstanding shares of Ordinary Shares, a Holder may rely on the number of outstanding shares of Ordinary Shares as reflected in (A) the Company’s most recent periodic or annual report filed with the Commission, as the case may be, (B) a more recent public announcement by the Company or (C) a more recent written notice by the Company setting forth the number of Ordinary Shares outstanding.  Upon the written or oral request of a Holder, the Company shall within two Trading Days confirm in writing to the Holder the number of shares of Ordinary Shares then outstanding.  In any case, the number of outstanding Ordinary Shares shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by the Holder since the date as of which such number of outstanding shares of Ordinary Shares was reported. The “Ownership Limitation” shall be 4.99% of the number of shares of Ordinary Shares outstanding immediately after giving effect to the issuance of Ordinary Shares issuable upon exercise of this Warrant. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 5 to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this SECTION 5 shall apply to a successor holder of this Warrant.

SECTION 6. Additional Warrant Shares; Reduction in Warrant Shares.

(a) Upon the occurrence of Non-Early Payment (as such term is defined in the Loan Agreement), (i) the number of shares issuable upon exercise of this Warrant shall, automatically and without any further action by any person, be increased by the number of Additional Warrant Shares (as such term is defined in the Loan Agreement) and (ii) within five Business Days following the occurrence of Non-Early Payment, the Company shall deliver to the Holder, by email, a notice setting forth the aggregate number of Warrant Shares for which this Warrant is then exercisable, including the Additional Warrant Shares, and the then applicable Initial Warrant Shares Exercise Price and the then applicable Additional Warrant Shares Exercise Price and setting forth a brief statement of the calculation thereof.

(b) The number of Initial Warrant Shares shall be reduced in accordance with Section 2.07(b), 2.07(c) or 2.07(d) of the Loan Agreement if the condition to a reduction set forth in any such section shall have been satisfied.

(c) In the event of an adjustment pursuant to this Section 6, the Company shall issue to the Holder a new warrant showing, on the face of such Warrant, the aggregate number of Initial Warrant Shares and Additional Warrant Shares and the applicable Exercise Price with respect thereto and otherwise in compliance with Article II, Section 2 hereof. The new Warrant shall state the original Issue Date, as well as the amendment date, and shall be identical to this Warrant except as to the number of Warrant Shares (broken down between Initial Warrant Shares and Additional Warrant Shares, if applicable) issuable pursuant thereto and the applicable Exercise Price relating to each category of Warrant Shares, if applicable, to the extent this Section 5 has been fully complied with, the omission of this Section 5.

SECTION 7. Certain Adjustments.

(a) Stock Dividends and Splits. If the Company, at any time while this Warrant is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions on its Ordinary Shares or any other equity or equity equivalent securities payable in Ordinary Shares (which, for avoidance of doubt, shall not include any Ordinary Shares issued by the Company upon exercise of this Warrant), (ii) subdivides outstanding Ordinary Shares into a larger number of shares, (iii) combines (including by way of reverse stock split) outstanding Ordinary Shares into a smaller number of shares, or (iv) issues by reclassification of the Ordinary Shares any shares of share capital of the Company, then in each case the applicable Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of Ordinary Shares (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of Ordinary Shares outstanding immediately after such event, and the number of shares issuable upon exercise of this Warrant shall be proportionately adjusted such that the aggregate Exercise Price of this Warrant shall remain unchanged. Any adjustment made pursuant to this SECTION 7(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

(b) Subsequent Equity Sales. If the Company shall at any time or from time to time, while this Warrant is outstanding, issue any Ordinary Shares or Ordinary Shares Equivalent (whether or not such Ordinary Shares Equivalent, or the right to convert or exchange any Ordinary Shares issuable upon the exercise of such Ordinary Shares Equivalent are immediately exercisable), other than Excluded Securities, without consideration or for a consideration per issued Ordinary Share or issuable Ordinary Share upon conversion or exercise of such Ordinary Shares Equivalent, that is less than the applicable Exercise Price in effect immediately prior to the issuance of such Ordinary Shares (either the “Lower Per Share Price”), the applicable Exercise Price in effect immediately prior to such issuance shall forthwith be lowered to a price equal to such Lower Per Share Price, but not lower than $0.19. For purpose of this Agreement, “Excluded Securities” means the issuance of (i)  Ordinary Shares or Ordinary Shares Equivalent issued or issuable to employees, consultants or directors of the Company or any of its subsidiaries pursuant to a plan, agreement or arrangement approved by the Board of Directors of the Company in an amount not to exceed in the aggregate for all employees, consultants and directors of the Company and any of its subsidiaries 10% of the Company’s fully diluted capitalization, (ii)  securities exercisable or exchangeable for or convertible into Ordinary Shares issued and outstanding on the Issue Date of this Warrant, provided that such securities have not been amended since the Issue Date of this Warrant to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities (for purposes of clarity, any decrease in the exercise price, exchange price or conversion price of such securities shall be deemed an amendment thereto) and (iii) securities issued pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors of the Company, provided that any such issuance shall only be to an entity (or to the equity holders of an entity) which is, itself or through its subsidiaries, an operating company or an owner of an asset in a business synergistic with the business of the Company and shall provide to the Company additional benefits in addition to the investment of funds, but shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities. In addition, for the avoidance of doubt, “Excluded Securities” also include the filing of any registration statement of the Company registering securities of the Company, or the filing of any amendments or supplements thereto, provided that the determination of whether sales of any security under any such registration statement constitutes an Excluded Security will be determined based on the preceding clauses (i), (ii) and (iii) hereof.

(c) Change in Terms of Ordinary Shares Equivalent. Without derogating from Section 7(b) above, upon any change in any of (A) the total amount received or receivable by the Company as consideration for the granting or sale of any Ordinary Shares Equivalent referred to in Section 7(b) of Article II; (B) the consideration, if any, payable to the Company upon the exercise of any Ordinary Shares Equivalent or upon the issuance, conversion or exchange of any Ordinary Shares referred to in Section 7(b) of Article II, (C) the rate at which Ordinary Shares Equivalent referred to in Section 7(b) of Article II are convertible into or exchangeable for Ordinary Shares (or equivalent securities), or (D) the maximum number of Ordinary Shares (or equivalent securities) issuable in connection with any Ordinary Shares Equivalent referred to in Section 7(b) of Article II or any Ordinary Shares Equivalent referred to in Section 7(b) of Article II (in each case, other than in connection with an Excluded Securities), then (whether or not the original issuance or sale of such Ordinary Shares Equivalent resulted in an adjustment to the Exercise Price pursuant to this Section 7), the applicable Exercise Price in effect at the time of such change shall be adjusted or readjusted, as applicable, to the Exercise Price which would have been in effect at such time pursuant to the provisions of this Section 7(c) had such Ordinary Shares Equivalent still outstanding provided for such changed consideration, conversion rate or maximum number of shares, as the case may be, at the time initially granted, issued or sold, but only if as a result of such adjustment or readjustment the Exercise Price then in effect is reduced. For the avoidance of any doubt, a floor price appearing in any Ordinary Share Equivalent shall not trigger an adjustment to this Warrant unless and until Ordinary Shares are actually issued at such price.

(d) Calculation of Consideration Received. If the Company shall, at any time or from time to time after the Issue Date, issue or sell, or pursuant to Section 7 of Article II be deemed to have issued or sold, any Ordinary Shares or Ordinary Shares Equivalent: (A) for cash, the consideration received therefor shall be deemed to be the net amount received by the Company therefor; (B) for freely tradeable securities, the amount of consideration received therefor shall be deemed to be the market price (as reflected on any securities exchange, quotation system or association or similar pricing system covering such security) for such securities as of the end of business on the date of receipt of such securities; (C) for consideration other than cash or freely tradeable securities, the amount of consideration received therefor shall be deemed to be the fair value of such consideration; or (D) for no specifically allocated consideration in connection with an issuance or sale of other securities of the Company, together comprising one integrated transaction, the amount of consideration received therefor shall be deemed to be to be the fair value of such portion of the aggregate consideration received by the Company in such transaction as is attributable to such Ordinary Shares or Ordinary Shares Equivalent, as the case may be, issued in such transaction;. The net amount of any cash consideration and the fair value of any consideration other than cash or freely tradeable securities shall be determined in good faith jointly by the Board of Directors of the Company and the Holder.

(e) Subsequent Rights Offerings. In addition to any adjustments pursuant to Section 8(a) of Article II, if at any time the Company grants, issues or sells any Ordinary Share Equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Ordinary Shares (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of Ordinary Shares acquirable upon complete exercise of this Warrant (without regard to any limitations on exercise hereof, including without limitation, the Ownership Limitation) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Ordinary Shares are to be determined for the grant, issue or sale of such Purchase Rights.

(f) Fundamental Transaction. If, at any time while this Warrant is outstanding, (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another Person, (ii) the Company, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Ordinary Shares are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of greater than 50% of the outstanding Ordinary Shares or greater than 50% of the voting power of the common equity of the Company, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Ordinary Shares or any compulsory share exchange pursuant to which the Ordinary Shares are effectively converted into or exchanged for other securities, cash or property, or (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, merger or scheme of arrangement) with another Person or group of Persons whereby such other Person or group acquires greater than 50% of the outstanding Ordinary Shares or greater than 50% of the voting power of the common equity of the Company (each a “Fundamental Transaction”), then, upon any subsequent exercise of this Warrant, the Holder shall have the right to receive, for each Warrant Share that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, at the option of the Holder (without regard to any limitation in Section 6 of Article II on the exercise of this Warrant), the number of Ordinary Shares of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of Ordinary Shares for which this Warrant is exercisable immediately prior to such Fundamental Transaction (without regard to any limitation in Section 6 of Article II on the exercise of this Warrant). For purposes of any such exercise, the determination of the applicable Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one Ordinary Share in such Fundamental Transaction, and the Company shall apportion the applicable Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Ordinary Shares are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Warrant following such Fundamental Transaction. The Company shall cause any successor entity in a Fundamental Transaction in which the Company is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Company under this Warrant and the other Loan Documents in accordance with the provisions of this Section 8(f) pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the Holder, deliver to the Holder in exchange for this Warrant a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Warrant which is exercisable for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the Ordinary Shares acquirable and receivable upon exercise of this Warrant (without regard to any limitations on the exercise of this Warrant) prior to such Fundamental Transaction, and with an exercise price which applies the exercise price hereunder to such shares of capital stock (but taking into account the relative value of the Ordinary Shares pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such exercise price being for the purpose of protecting the economic value of this Warrant immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Holder. Alternatively, at the option of the Holder, upon the occurrence of any such Fundamental Transaction, the Successor Entity shall be added to the term “Company” under this Warrant (so that from and after the occurrence or consummation of such Fundamental Transaction, each and every provision of this Warrant and the other Loan Documents referring to the “Company” shall refer instead to each of the Company and the Successor Entity or Successor Entities, jointly and severally), and the Successor Entity or Successor Entities, jointly and severally with the Company, may exercise every right and power of the Company prior thereto and the Successor Entity or Successor Entities shall assume all of the obligations of the Company prior thereto under this Warrant and the other Loan Documents with the same effect as if the Company and such Successor Entity or Successor Entities, jointly and severally, had been named as the Company herein. Nothing contained in this clause (e) shall be construed as amending or cancelling the requirement that any assignment of rights and obligations under any Loan Document by the Company shall be subject to the prior written consent of Julestar LLC or any assignee or successor thereof.

(g) Certain Events. If any event of the type contemplated by the provisions of this SECTION 7 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features in each case, other than with respect to any Excluded Securities) occurs, then the Board of Directors of the Company shall make an appropriate adjustment in the applicable Exercise Price so as to protect the rights of the Holder in a manner consistent with the provisions of this SECTION 7; provided that (i) no such adjustment pursuant to this SECTION 7(e) shall increase the Exercise Price or decrease the number of Warrant Shares issuable as otherwise determined pursuant to this SECTION 7 and (ii) for the avoidance of doubt, no adjustment pursuant to this SECTION 7(e) shall be made in connection with an issuance of Excluded Securities.

(h) Calculations. All calculations under this SECTION 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this SECTION 7, the number of Ordinary Shares deemed to be issued and outstanding as of a given date shall be the sum of the number of Ordinary Shares (excluding treasury shares, if any) issued and outstanding.

(i) Notice to Holder

i. Adjustment to Exercise Price. Whenever the Initial Warrant Shares Exercise Price or the Additional Warrant Shares Exercise Price is adjusted pursuant to any provision of this SECTION 7, the Company shall promptly deliver to the Holder by email a notice setting forth the applicable Exercise Price after such adjustment and any resulting adjustment to the number of Warrant Shares and setting forth a brief statement of the facts requiring such adjustment.

ii. Notice to Allow Exercise by Holder. If (A) the Company shall declare a dividend (or any other distribution in whatever form) on the Ordinary Shares, (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Ordinary Shares, (C) the Company shall authorize the granting to all holders of the Ordinary Shares rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Ordinary Shares, any consolidation or merger to which the Company (or any of its Subsidiaries) is a party, any sale or transfer of all or substantially all of its assets, or any compulsory share exchange whereby the Ordinary Shares is converted into other securities, cash or property, or (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, the Company shall cause to be delivered by email to the Holder at its last email address as it shall appear upon the Warrant Register of the Company, at least five (5) Trading Days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Ordinary Shares of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Ordinary Shares of record shall be entitled to exchange their shares of the Ordinary Shares for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided pursuant to this Warrant constitutes, or contains, material, non-public information regarding the Company or any of the Subsidiaries, the Company shall simultaneously file such notice with the Commission pursuant to a Report on Form 6-K. The Holder shall remain entitled to exercise this Warrant during the period commencing on the date of such notice to the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

ARTICLE III. Transfer of Warrant.

SECTION 1. Transferability. Subject to compliance with any applicable securities laws and the conditions set forth in the Loan Agreement, this Warrant and all rights hereunder (including, without limitation, any registration rights) are transferable, in whole or in part, upon surrender of this Warrant at the principal office of the Company or its designated agent, together with a written assignment of this Warrant substantially in the form attached hereto duly executed by the Holder or its agent or attorney and funds sufficient to pay any transfer taxes, if any, payable upon the making of such transfer. Upon such surrender and, if required, such payment, the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees, as applicable, and in the denomination or denominations specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant not so assigned, and this Warrant shall promptly be cancelled. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Warrant to the Company unless the Holder has assigned this Warrant in full, in which case, the Holder shall surrender this Warrant to the Company within three (3) Trading Days of the date on which the Holder delivers an assignment form to the Company assigning this Warrant in full. The Warrant, if properly assigned in accordance herewith, may be exercised by a new holder for the purchase of Warrant Shares, subject to the Ownership Limitation, without having a new Warrant issued.

SECTION 2. New Warrants. This Warrant may be divided or combined with other Warrants upon presentation hereof at the aforesaid office of the Company, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by the Holder or its agent or attorney. Subject to compliance with Section 1 of Article III, as to any transfer which may be involved in such division or combination, the Company shall execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants to be divided or combined in accordance with such notice. All Warrants issued on transfers or exchanges shall be dated the original Issue Date and shall be identical with this Warrant except as to the number of Warrant Shares issuable pursuant thereto.

SECTION 3. Warrant Register. The Company shall register this Warrant, upon records to be maintained by the Company for that purpose (the “Warrant Register”), in the name of the record Holder hereof from time to time. The Company may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary. Upon signing this Warrant, the Company shall provide the Holder with a copy of the Warrant Register containing the Warrants hereunder and the Holder as the absolute owner thereof, dated as of the date hereof and duly signed by an officer of the Company. Promptly upon request by the Holder, the Company shall provide the Holder with a copy of the Warrant Register in effect as of that date.

SECTION 4. Transfer Restrictions. If, at the time of the surrender of this Warrant in connection with any transfer of this Warrant, the transfer of this Warrant shall not be either (i) registered pursuant to an effective registration statement under the Securities Act and under applicable state securities or blue sky laws or (ii) eligible for resale without volume or manner-of-sale restrictions or current public information requirements pursuant to Rule 144, the Company may require, as a condition of allowing such transfer, that the Holder or transferee of this Warrant, as the case may be, become a party to the Registration Rights Agreement (as defined in the Loan Agreement).

SECTION 5. Representation by the Holder. The Holder, by the acceptance hereof, represents and warrants that it is acquiring this Warrant and, upon any exercise hereof, will acquire the Warrant Shares issuable upon such exercise, for its own account and not with a view to or for distributing or reselling such Warrant Shares or any part thereof in violation of the Securities Act or any applicable state securities law, except pursuant to sales registered or exempted under the Securities Act.

ARTICLE IV. RULE 144

SECTION 1. With a view to making available to the Holder the benefits of Rule 144  promulgated by the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act, as amended (“Rule 144”), and any other rule or regulation of the Commission that may at any time permit the Holder to sell securities of the Company to the public without registration or pursuant to a resale registration statement, the Company shall: (i) make and keep public information available, as those terms are understood and defined in Rule 144; (ii) use reasonable best efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Exchange Act; and (iii) furnish to the Holder, promptly upon request, a written statement by the Company as to its compliance with the reporting requirements of Rule 144 under the Securities Act and of the Exchange Act, a copy of the most recent annual and quarterly reports of the Company, and such other reports and documents so filed or furnished by the Company as such holder may reasonably request in connection with the sale of Warrant Shares without registration.

SECTION 2. Legends. Notwithstanding anything to the contrary contained in this Warrant or the Registration Rights Agreement, neither this Warrant nor any certificates evidencing Warrant Shares shall contain any legend restricting the transfer thereof in any of the following circumstances: (A) following any sale of this Warrant or such Warrant Shares issued or delivered to the Holder under or in connection herewith pursuant to Rule 144, (B) in connection with a sale, if this Warrant or such Warrant Shares are eligible for sale under Rule 144, or (C) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission and including due to such securities being sold pursuant to an effective registration statement) (collectively, the “Unrestricted Conditions”). In such circumstances, the Company shall cause its counsel to issue a legal opinion to the Transfer Agent or Depositary, as applicable, if required by such Transfer Agent or Depositary, to effect the issuance of Warrant Shares, without a restrictive legend or removal of the legend hereunder. If the Unrestricted Conditions are met at the time of issuance of this Warrant, the Warrant Shares, or such other securities of the Company issuable in connection with this Warrant, then this Warrant, the Warrant Shares, or other securities, as the case may be, shall be issued free of all legends.

ARTICLE V. Miscellaneous.

SECTION 1. No Rights as Stockholder Until Exercise; No Settlement in Cash. This Warrant does not entitle the Holder to any voting rights, dividends or other rights as a stockholder of the Company prior to the exercise hereof. Without limiting any rights of a Holder to receive Warrant Shares on a “cashless exercise” pursuant to Section 3 of Article II, in no event shall the Company be required to net cash settle an exercise of this Warrant.

SECTION 2. Loss, Theft, Destruction or Mutilation of Warrant. The Company covenants that upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant or any stock certificate relating to the Warrant Shares, and in case of loss, theft or destruction, of indemnity reasonably requested by the Company, and upon surrender and cancellation of such Warrant or stock certificate, if mutilated, the Company will make and deliver a new Warrant or stock certificate of like tenor and dated as of such cancellation, in lieu of such Warrant or stock certificate.

SECTION 3. Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then such action may be taken or such right may be exercised on the next succeeding Business Day.

SECTION 4. Authorized Shares.

(a) The Company covenants that, during the period the Warrant is outstanding, it will reserve from its authorized and unissued Ordinary Shares a sufficient number of shares to provide for the issuance of the Warrant Shares upon the exercise of any purchase rights under this Warrant. The Company further covenants that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of issuing the necessary Warrant Shares upon the exercise of the purchase rights under this Warrant. The Company will take all such reasonable action as may be necessary to assure that such Warrant Shares may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of the Trading Market upon which the Ordinary Shares may be listed. The Company covenants that all Warrant Shares which may be issued upon the exercise of the purchase rights represented by this Warrant will, upon exercise of the purchase rights represented by this Warrant and payment for such Warrant Shares in accordance herewith, be duly authorized, validly issued, fully paid and nonassessable and free from all taxes, liens and charges created by the Company in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue).

(b) Except and to the extent as waived or consented to by the Holder, the Company shall not by any action, including, without limitation, amending its certificate of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of Holder as set forth in this Warrant against impairment. Without limiting the generality of the foregoing, the Company will (i) not increase the par value of any Warrant Shares above the amount payable therefor upon such exercise immediately prior to such increase in par value, (ii) take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Warrant Shares upon the exercise of this Warrant and (iii) use commercially reasonable efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof, as may be, necessary to enable the Company to perform its obligations under this Warrant.

(c) Before taking any action which would result in an adjustment in the number of Warrant Shares for which this Warrant is exercisable or in any applicable Exercise Price, the Company shall obtain all such authorizations or exemptions thereof, or consents thereto, as may be necessary from any public regulatory body or bodies having jurisdiction thereof.

SECTION 5. Jurisdiction. All questions concerning the construction, validity, enforcement and interpretation of this Warrant shall be determined in accordance with the provisions of the Loan Agreement.

SECTION 6. Restrictions. The Holder acknowledges that the Warrant Shares acquired upon the exercise of this Warrant, if not registered, and the Holder does not utilize cashless exercise, will have restrictions upon resale imposed by state and federal securities laws.

SECTION 7. Nonwaiver and Expenses. No course of dealing or any delay or failure to exercise any right hereunder on the part of Holder shall operate as a waiver of such right or otherwise prejudice the Holder’s rights, powers or remedies. Without limiting any other provision of this Warrant or the Loan Agreement, if the Company willfully and knowingly fails to comply with any provision of this Warrant, which results in any material damages to the Holder, the Company shall pay to the Holder such amounts as shall be sufficient to cover any costs and expenses including, but not limited to, reasonable attorneys’ fees, including those of appellate proceedings, incurred by the Holder in collecting any amounts due pursuant hereto or in otherwise enforcing any of its rights, powers or remedies hereunder.

SECTION 8. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by or email to the Company at the address set forth in the Loan Agreement and to a Holder at the address set forth on the signature page hereto.

SECTION 9. Limitation of Liability. No provision hereof, in the absence of any affirmative action by the Holder to exercise this Warrant to purchase Warrant Shares, and no enumeration herein of the rights or privileges of the Holder, shall give rise to any liability of the Holder for the purchase price of any Ordinary Shares or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

SECTION 10. Remedies. The Holder, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Warrant. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Warrant and hereby agrees to waive and not to assert the defense in any action for specific performance that a remedy at law would be adequate.

SECTION 11. Successors and Assigns. Subject to applicable securities laws, this Warrant and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company and the successors and permitted assigns of Holder. The provisions of this Warrant are intended to be for the benefit of any Holder from time to time of this Warrant and shall be enforceable by the Holder or holder of Warrant Shares.

SECTION 12. Amendment. This Warrant may be modified or amended or the provisions hereof waived with the written consent of the Company and the Holder.

SECTION 13. Severability. Wherever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Warrant.

SECTION 14. Headings. The headings used in this Warrant are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant.

SECTION 15. Currency. Unless otherwise indicated, all dollar amounts referred to in this Warrant are in United States Dollars (“US Dollars”). All amounts owing under this Warrant shall be paid in US Dollars. All amounts denominated in other currencies shall be converted in the US Dollar equivalent amount in accordance with the Exchange Rate on the date of calculation. “Exchange Rate” means, in relation to any amount of currency to be converted into US Dollars pursuant to this Warrant, the US Dollar exchange rate as published in the Wall Street Journal (NY edition) on the relevant date of calculation.

[Remainder of page is intentionally left blank]

(Signature Page Follows)

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its officer thereunto duly authorized as of the date first above indicated.

The Holder:	The Company:

[Insert name of Lender]	HUB Cyber Security Ltd.

Signature:	Signature:

By: [●]	By: [●]
Title: [●]	Title: [●]

Address for notices to the Holder:

Address: ___________________

Email: ____________________

Attention: _________________

EXHIBIT A

NOTICE OF EXERCISE

To: HUB CYBER SECURITY LTD.

1.	The undersigned hereby elects to purchase __________[Initial/Additional] Warrant Shares of the Company pursuant to the terms of the Warrant, and tenders herewith payment of the applicable exercise price in the amount of $______per share, together with all applicable transfer taxes, if any.

2.	Payment shall take the form of (check applicable box):

☐	in lawful money of the United States; or

☐	if permitted, the cancellation of such number of Warrant Shares as is necessary, in accordance with the formula set forth in Section 3 of Article II, to exercise this Warrant with respect to the maximum number of Warrant Shares purchasable pursuant to the cashless exercise procedure set forth in subsection 3 of Article II.

3.	Please issue said Warrant Shares in the name of the undersigned or in such other name as is specified below:

_______________________________

The Warrant Shares shall be delivered to the following DWAC Account Number:

_______________________________

4.	Accredited Investor. The undersigned is an “accredited investor” as defined in Regulation D promulgated under the Securities Act of 1933, as amended.

5.	Number of Ordinary Shares “held” (as defined for purposes of the Israeli Companies Law, 1999, as amended) by the undersigned prior to this proposed exercise of the Warrant: _________________________

[SIGNATURE OF HOLDER]

Name of Holder: ________________

Signature of Authorized Signatory of Holder: ______________

Name of Authorized Signatory:_______________

Title of Authorized Signatory: _______________

Date: ______________

EXHIBIT B

ASSIGNMENT FORM

(To assign the foregoing Warrant, execute this form and supply required information. Do not use this form to purchase shares.)

FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby assigned to:

Name:

Address:

Phone Number:

Email address:

Date:

Holder’s Name:

Holder’s signature: